SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2007

BIG DOG HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-22963	52-1868665
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

121 Gray Avenue, Santa Barbara, CA	93101
(Address of Principal Executive Offices)	(Zip Code)

(805) 963-8727

(Registrant’s telephone number, including area code)

(Former name or former address, if changed, since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-14(c))

Item 1.01. Entry into a Material Definitive Agreement

On April 3, 2007, Big Dog Holdings, Inc. (the “Registrant”) entered into a convertible note purchase agreement with certain purchasers, including some officers of the Registrant, to sell $18.5 million aggregate principal amount of 8.375% convertible notes due 2012 (the “Notes”) in a private placement in accordance with Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”), initially convertible into an aggregate of up to 1,027,777 shares of the Registrant’s common stock, par value $0.01 per share. The closing of the offering occurred on April 3, 2007.

The Notes are convertible into fully paid and nonassessable shares of the Registrant’s common stock at any time after the issuance date, at an initial conversion price of $18.00 per share, a $2.05 premium to the closing price of the common stock on Monday, April 2, 2007. Any time after the eighteen month anniversary of the issuance date, the Registrant has the right to require the holder of a Note to convert any remaining amount under a Note into common stock if: (i) (x) the closing sale price of the common stock exceeds 175% of the conversion price on the issuance date for each of any 20 consecutive trading days or (y) following the consummation of a bona fide firm commitment underwritten public offering of the common stock resulting in gross proceeds to the Registrant in excess of $30 million, the closing sale price of the common stock exceeds 150% of the conversion price on the issuance date for each of any 20 consecutive trading days and (ii) certain equity conditions have been met.

In the event of a change of control of the Registrant (a change in more than 50% of the outstanding voting stock of the Registrant), the Registrant may elect to redeem the Notes by providing notice of redemption to the Note holders. In the event of such a redemption, the Notes will be redeemed by the Registrant in cash at a price equal to the greater of (i) the product of (x) the conversion amount being redeemed and (y) the quotient determined by dividing (A) the closing sale price of the common stock immediately prior to the consummation of the change of control by (B) the conversion price and (ii) the product of the conversion amount being redeemed and the change of control premium, which will be 120% until the first anniversary of the issuance date, 115% until the second anniversary, 110% until the third anniversary and 105% thereafter.

In circumstances where Notes are being converted either in connection with a voluntary conversion or an exercise of the Registrant’s right to force conversion, the Registrant has the option to settle such conversion by a net share settlement, for some or all of the Notes (“Net Share Settlement”). If it exercises such right, the Registrant is to pay the outstanding principal amount of a Note in cash and settle the amount of equity in such Investor’s conversion right by delivery of shares of common stock of equal value (at the then market price). If a Note holder is a director, officer, consultant or employee of the Registrant, the Registrant only has the option to utilize Net Share Settlement if the Registrant (i) obtains the approval of its stockholders as required by the applicable Nasdaq rules for issuances of common stock in connection with such Net Share Settlement or (ii) obtains a written opinion from outside counsel to the Registrant that such approval is not required. Additionally, conditions (i) or (ii) above must be met in the event the Registrant wishes to issue common stock pursuant to Net Share Settlement that would result in the aggregate of all shares of common stock issued pursuant to Net Share Settlement being equal to 20% or more of the common stock or voting power of the Registrant outstanding immediately prior to the date the Notes were issued.

On April 3, 2007, the Registrant issued a press release announcing its convertible debt offering. A copy of the press release is attached as Exhibit 99.1 and is incorporated by reference herein.

Item 3.02. Unregistered Sales of Equity Securities

The Notes described in Item 1.01 were offered and sold in a private placement transaction made in reliance upon exemptions from registration pursuant to Rule 506 of Regulation D promulgated under the Act.

See the disclosures set forth under Item 1.01, which is incorporated by reference into this Item 3.02.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit 10.1	Convertible Note Purchase Agreement dated as of April 3, 2007

Exhibit 10.2	Form of 8.375% Convertible Note Due 2012

Exhibit 99.1	Press Release of Big Dog Holdings, Inc. issued on April 3, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIG DOG HOLDINGS, INC.

Date: April 5, 2007
	By:	/s/ Roberta Morris
Roberta Morris
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Convertible Note Purchase Agreement dated as of April 3, 2007
10.2	Form of 8.375% Convertible Note Due 2012
99.1	Press Release of Big Dog Holdings, Inc. issued on April 3, 2007